Exhibit 10.1

LOAN AND SECURITY AGREEMENT

BETWEEN

NEUROMETRIX, INC.

AND

COMERICA BANK

DATED MARCH 5, 2010

This LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of March 5, 2010, by and between Comerica Bank, a Texas banking association (“Bank”) and NEUROMETRIX, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.            DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A.  Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2           Accounting Terms.  Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP.  The term “financial statements” shall include the accompanying notes and schedules.

2.            LOAN AND TERMS OF PAYMENT.

2.1          Credit Extensions.

(a)           Promise to Pay.  Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)           Advances Under Revolving Line.

(i)            Amount.  Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base, less any amounts outstanding under the Letter of Credit Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable.  Borrower may prepay any Advances without penalty or premium.

(ii)           Form of Request.  Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (1:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iii)          Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line.  Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement.  Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.

(iv)          Collateralization of Obligations Extending Beyond Maturity.  If Borrower has not secured to Bank’s reasonable satisfaction its obligations with respect to any Letters of Credit or Credit Card Services by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit and Credit Card Services.  Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit or Credit Card Services are outstanding or continue.

2.2          Overadvances.  If the aggregate amount of the outstanding Advances plus the face amount of all Letters of Credit then issued and unexpired exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3          Interest Rates, Payments, and Calculations.

(a)           Interest Rates.

(i)            Advances.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the Prime Referenced Rate Addendum to Loan & Security Agreement attached as Exhibit C.

(b)           Late Fee; Default Rate.  Except if waived by Bank after explanation by Borrower, if any payment is not made within 10 days after the date such payment is due, Borrower shall pay to Bank a late fee equal to the lesser of (i) 2% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 2 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)           Payments.  Interest hereunder shall be computed, and shall be due and payable as and when provided in the Interest Rate Addendum.  Bank shall, at its option, charge such interest, all Bank Expenses, and all periodic payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

2.4          Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies, except that to the extent Borrower uses the Advances to purchase Collateral, Borrower’s repayment of the Advances shall apply on a “first-in-first-out” basis so that the portion of the Advances used to purchase a particular item of Collateral shall be paid in the chronological order the Borrower purchased the Collateral.  After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5          Bank Expenses.  On the Closing Date, Borrower shall pay to Bank all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6          Term.  This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.            CONDITIONS OF LOANS.

3.1          Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Agreement;

(b)           an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)           a financing statement (Form UCC-1);

(d)           agreement to provide insurance;

(e)           payment of the fees and Bank Expenses then due specified in Section 2.5;

(f)            current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(g)           Reserved;

(h)           current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(i)            current Compliance Certificate in accordance with Section 6.2;

(j)            Reserved;

(k)           Control Agreement for each banking and/or investment account with a Person other than Bank, except as otherwise provided by subsection (i) of the definition of Permitted Investment;

(l)            evidence satisfactory to Bank that Borrower complies with Section 6.6 hereof; and

(m)          such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2          Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.            CREATION OF SECURITY INTEREST.

4.1          Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Except for Permitted Liens such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral.  Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than in inchoate indemnification obligations) are outstanding.

4.2          Perfection of Security Interest.  Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as the Collateral pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable.  Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction.  Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrower shall have possession of all material portions Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement.  Where Collateral having a value in excess of $250,000 is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank.  Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper.  Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3          Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral; and the Borrower shall pay for the Lender’s reasonable out-of-pocket expenses relating to such Collateral examinations; provided, that, so long as no Event of Default has occurred and is continuing, the cost of each such examination does not exceed $3,000.

5.            REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1          Due Organization and Qualification.  Borrower is a corporation duly existing under the laws of the state in which it is incorporated and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2          Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3          Collateral.  Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. The Eligible Accounts are bona fide existing obligations.  The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor.  Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account.  All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.  Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4          Intellectual Property Collateral.  Borrower is the sole owner of the Intellectual Property, except for licenses granted by Borrower to its customers in the ordinary course of business.  To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.  Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than 5% of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5          Name; Location of Chief Executive Office.  Except as otherwise provided in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement.  The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.

5.6          Litigation.  As of the date hereof, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7          No Material Adverse Change in Financial Statements.  All consolidated financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended.  There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank. Any financial projections delivered pursuant hereto have been or will be prepared in good faith based upon reasonable assumptions at the time they were made, it being understood that such projections are subject to significant uncertainties and contingencies, beyond the Borrower’s control.

5.8          Solvency, Payment of Debts.  Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9          Compliance with Laws and Regulations.  Borrower has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect.  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect.  Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10        Subsidiaries.  Borrower does not have any Subsidiaries as of the date of this Agreement and does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11         Government Consents.  Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12        Inbound Licenses.  Except as set forth in the Schedule, Borrower is not a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.13        Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.            AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1           Good Standing and Government Compliance.  Borrower shall maintain its corporate existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable.  Borrower shall meet the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect.  Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2          Financial Statements, Reports, Certificates.  Borrower shall deliver to Bank:  (i) as soon as available, but in any event within 45 days after the end of each fiscal quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 90 days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower that could result in damages or costs to Borrower of $500,000 or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (vii) within 60 days of the last day of each fiscal year, a budget for Borrower’s next fiscal year, in the form approved with Borrower’s Board of Directors.

(a)           Within 30 days after the last day of each quarter when no Advances are outstanding, and within 30 days after the end of each month when any Advances are outstanding, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

(b)           Within 45 days after the last day of each fiscal quarter, Borrower shall deliver to Bank with the quarterly financial statements a Compliance Certificate certified as of the last day of the applicable fiscal quarter and signed by a Responsible Officer in substantially the form of Exhibit F hereto.

(c)           As soon as possible and in any event within 3 Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(d)           Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense in accordance with Section 4.3 hereof, provided that such audits will be conducted no more often than every 6 months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.  If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within 5 Business Days of submission of the unsigned electronic copy the certification of financial statements, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3          Inventory; Returns.  Borrower shall keep Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date or as the Borrower determines in its business judgment is in the best interest of the Borrower.  Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $500,000.

6.4          Taxes.  Borrower shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5          Insurance.

(a)           Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank.  All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments.  If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest.  If an Event of Default has occurred and is continuing, all proceeds payable under any such policy allocable to Collateral shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6          Primary Depository.  Borrower shall: (a) at all times maintain Eligible Cash Balances in an amount not less than the lower of: (i) Ten Million Dollars ($10,000,000), (ii) the amount of Cash then held by Borrower, and (b) in the event any part of Borrower’s Cash (other than Permitted Investments) is held by a Person other than Bank, cause such Person to execute and deliver to Bank a Control Agreement with respect thereto.

6.7          Financial Covenants. Borrower shall at all times maintain:

(a)           A Tangible Net Worth of not less than Fifteen Million Dollars ($15,000,000).

6.8          Intellectual Property Rights.  Borrower shall (i) protect, defend and maintain the validity and enforceability of its material trade secrets, trademarks, patents and copyrights, (ii) promptly advise Bank in writing of material infringements of which Borrower becomes aware, and (iii) not allow any trademarks, patents or copyrights that are material to the Borrower’s business to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

6.9          Consent of Inbound Licensors.  Prior to entering into or becoming bound by any material license or agreement in which the Borrower is the licensee, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10        Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.            NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1          Dispositions.  Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), all or any part of its business or property other than Permitted Transfers, or maintain Cash in accounts opened at a financial institution unless a Control Agreement with respect thereto is first executed and delivered to Bank, except as otherwise provided by subsection (i) of the definition of Permitted Investment;

7.2          Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its name or the Borrower State or relocate its chief executive office without 30 days prior written notification to Bank; replace its chief executive officer or chief financial officer without 30 days prior written notification to Bank; engage in any business other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3          Mergers or Acquisitions.  Merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of another Person except where (i) such transactions do not exceed $500,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

7.4          Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

7.5          Encumbrances.  Create, incur, assume or allow any Lien with respect to any Collateral, or assign or otherwise convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of the Collateral.

7.6           Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.

7.7          Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates unless such Person has entered into a Control Agreement with Bank, in form and substance satisfactory to Bank.

7.8           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9          Inventory and Equipment.  Store any Inventory or Equipment with a value that exceeds $250,000 with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment.  Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment with a value that exceeds $250,000 only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.10        No Investment Company; Margin Regulation.  Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.11        Double Negative Pledge.  With respect to Intellectual Property, Borrower shall not enter into, or suffer to exist, any agreement, license or restriction that prohibits, or would have the effect of preventing, or be violated by, a grant by Borrower to Bank of a first priority security interest in and lien upon Intellectual Property.

8.            EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1          Payment Default.  If Borrower fails to pay any of the Obligations when due;

8.2          Covenant Default.

(a)           If Borrower: (i) fails to perform any obligation under Sections 6.2(d), 6.4, 6.5, 6.8 and 6.9 of this Agreement; (ii) fails to perform any obligation under any other Section under Article 6 of this Agreement if such failure remains uncured for more than 15 days after the date of such failure; (iii) violates any of the covenants contained in Sections 7.1, 7.2, 7.3, 7.4, 7.6, 7.9, 7.10 and 7.11 of this Agreement; and (iv) violates any of the covenants contained in any other Section under Article 7 of this Agreement if such violation remains uncured for more than 15 days after the date of such violation; or

(b)           If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 15 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 15 day period or cannot after diligent attempts by Borrower be cured within such 15 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3          Material Adverse Change.  If there occurs a material adverse change in Borrower’s business or financial condition, or if there is a material impairment in the prospect of repayment of any portion of the Obligations or a material impairment in the perfection, value or priority of Bank’s security interests in a material portion of the Collateral;

8.4          Attachment.  If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 15 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten Business Days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5          Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6          Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $500,000 or that could have a Material Adverse Effect;

8.7          Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, in excess of $500,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 15 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.8          Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.            BANK’S RIGHTS AND REMEDIES.

9.1          Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b)           Demand that Borrower  (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)           Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)            Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a non-exclusive, revocable license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h)           Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate.  Bank may sell the Collateral without giving any warranties as to the Collateral.  Bank may specifically disclaim any warranties of title or the like.  This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser.  If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i)            Bank may credit bid and purchase at any public sale;

(j)            Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k)           Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2           Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (except inchoate indemnification obligations) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3           Accounts Collection.  At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account.  Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4           Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5           Bank’s Liability for Collateral.  Bank has no obligation to clean up or otherwise prepare the Collateral for sale.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6           No Obligation to Pursue Others.  Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower.  Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7           Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.  Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8           Demand; Protest.  Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.           NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	NeuroMetrix, Inc.
62 4th Avenue
Waltham, MA 02451
Attn:
FAX: ( )

with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Megan N. Gates, Esquire FAX: (617) 542-2241

If to Bank:	Comerica Bank
2321 Rosecrans Ave., Suite 5000
El Segundo, CA 90245
Attn: Manager
FAX: (310) 297-2290

with a copy to:	Comerica Bank
1000 Winter Street, Suite 3600
Waltham, MA 02451
Attn: James Demoy, Vice President
FAX: (781) 487-5177

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

12.           REFERENCE PROVISION.

This Reference Provision will be applicable so long as, under applicable law and precedent, a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents (as defined below) is invalid or unenforceable.  Delay in requesting appointment of a referee pending review of any such decision, or participation in litigation pending review, will not be deemed a waiver of this Reference Provision.

12.1         Mechanics.

(a)           Other than (i) nonjudicial foreclosure of security interests in real or personal property,  (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the Bank and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding.  Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under applicable law (the “Court”).

(b)           The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties.  If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative).  A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  The referee shall be appointed to sit with all the powers provided by law.  Each party shall have one peremptory challenge pursuant to CCP §170.6.  Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(c)           The parties agree that time is of the essence in conducting the reference proceedings.  Accordingly, the referee shall be requested to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.  Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644.

(d)           The referee will have power to expand or limit the amount and duration of discovery.   The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.2         Procedures.  Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript.  The party making such a request shall have the obligation to arrange for and pay the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.3         Application of Law. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication .  The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.4         Repeal. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.5         THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

13.           GENERAL PROVISIONS.

13.1         Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement;

provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2         Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3         [Reserved]

13.4         Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5         Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6         Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7         Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8         Confidentiality.  In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have knowledge that such third party is prohibited from disclosing such information.

(remainder of page left blank intentionally — signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed as of the date first above written.

NEUROMETRIX, INC.

By:	/s/ Thomas T. Higgins
Name:	Thomas T. Higgins
Title:	CFO

COMERICA BANK

By:	/s/ James Demoy
Name:	James Demoy
Title:	Vice President

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Applicable Margin” means one-half of one percent (.50%)

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents;  reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means, as of any date, an amount equal to the sum of: (i) the Eligible Cash Balances, and (ii) 80% of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Chief Executive Office State” means Massachusetts, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit G attached hereto, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the

Code), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” means an account control agreement with respect to a deposit, investment or other account maintenance by Borrower with a Person other than Bank, in form and content satisfactory to Bank.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Card Services” means Borrower’s obligations to Bank with respect for corporate credit cards and e-commerce or merchant account services.

“Credit Extension” means each Advance, or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrower 30 days prior written notice.  Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)           Accounts that the account debtor has failed to pay in full within 90 days of invoice date;

(b)           Credit balances over 90 days;

(c)           Accounts with respect to an account debtor, 25% of whose Accounts the account debtor has failed to pay within 90 days of invoice date;

(d)           Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(e)           Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(f)            Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g)           Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(h)           Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(i)            Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of Borrower;

(j)            Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

(k)           Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its reasonable discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or goes out of business;

(l)            Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and

(m)          Retentions and hold-backs.

“Eligible Cash Balances” shall mean, as of any date, the sum of: (i) the dollar amount of Borrower’s collected balances on deposit in its accounts with Bank, plus (ii) the market value of readily marketable securities at the time in Borrower’s account with Comerica Securities to the extent there is at the time a Control Agreement in place with respect to such Accounts, minus (iii) the principal balance of Advances outstanding.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank in its reasonable judgment, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis.  All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, and (e) all obligations arising with respect to Credit Card Services, if any.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)           Copyrights, Trademarks and Patents;

(b)           All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

(c)           All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(b)(iii).

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed $750,000.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” means:

(a)                                  Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)                                 Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)                                  Indebtedness not to exceed $500,000 in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)                                 Indebtedness to trade creditors incurred in the ordinary course of business; and

(e)                                  Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)                                  Investments existing on the Closing Date disclosed in the Schedule;

(b)                                 (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Bank’s money market accounts, and (v) any other Investments consistent with Borrower’s investment policy which Borrower delivered to Bank on or before the Closing Date;

(c)                                  Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $500,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists;

(d)                                 Investments accepted in connection with Permitted Transfers;

(e)                                  Investments not to exceed $500,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(f)                                    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(g)                                 Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower;

(h)                                 Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $500,000 in the aggregate in any fiscal year; and

(i)                                     Investments made in the ordinary course of Borrower’s business, which shall include without limitation the opening and funding by Borrower of deposit, securities and other banking and/ or investment accounts with a Person other than Bank, which do not exceed $1,000,000 in the aggregate or $250,000 per account.

“Permitted Liens” means the following:

(a)                                  Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)                                  Liens not to exceed $500,000 in the aggregate in any fiscal year (i) upon or in any Equipment (other than Equipment financed by an Equipment Advance) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)                                 Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (e) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)                                  Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9;

(f)                                    Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts;

(g)                                 Right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same or to require annual or other periodic payments as a condition to the continuance thereof;

(h)                                 A security interest in cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, liens or claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens arising by operation of law in the ordinary course of business and which are not registered or enforceable against any property of the Borrower;

(i)                                     Security given in the ordinary course of business to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of the Borrower;

(j)                                     Leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of the Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest; and

(k)                                  Licenses or sublicenses of intellectual property granted to third parties in the ordinary course of business, provided such licenses or sublicenses do not result in a legal transfer of title of the licensed property.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)                                  Inventory in the ordinary course of business;

(b)                                 licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)                                  worn-out or obsolete Equipment not financed with the proceeds of Equipment Advances; or

(d)                                 other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $250,000 during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Line” means a Credit Extension of up to $7,500,000 (inclusive of any amounts outstanding under the Letter of Credit Sublimit).

“Revolving Maturity Date” means March 4, 2011.

“Schedule” means the schedule of exceptions in the form of Exhibit D attached hereto and approved by Bank, if any.

“SOS Reports” means the official reports from the Secretaries of State of the Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock, partnership interest or limited liability company interest of Borrower and its Subsidiaries minus intangible assets, determined in accordance with GAAP.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

EXHIBIT B

TECHNOLOGY & LIFE SCIENCES DIVISION

LOAN ANALYSIS

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00* P.M, P.S.T.

DEADLINE FOR EQUIPMENT ADVANCES IS 3:00 P.M., P.S.T.**

DEADLINE FOR WIRE TRANSFERS IS 1.30 P.M, P.S.T.

*At month end and the day before a holiday, the cut off time is 1:30 P.M., P.S.T.

**Subject to 3 day advance notice.

TO: Loan Analysis	DATE:	TIME:
FAX #: (650) 846-6840

FROM:	NeuroMetrix, Inc.	TELEPHONE REQUEST (For Bank Use Only):
Borrower’s Name
The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.
FROM:
Authorized Signer’s Name

FROM:
	Authorized Signature (Borrower)	Authorized Requester & Phone #

PHONE #:
Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$	Time:
		Comp. Status:	☐ YES	☐ NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Borrowing Certificate, including without limitation the representation that Borrower has paid for and owns the equipment financed by the Bank; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)  ☐ YES ☐ NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Amount	$

EXHIBIT C

PRIME REFERENCED RATE ADDENDUM TO

LOAN AND SECURITY AGREEMENT

This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of March 5, 2010, by and between Comerica Bank (“Bank”) and NeuroMetrix, Inc. (“Borrower”).  This Addendum supplements the terms of the Loan and Security Agreement dated as of  March 5, 2010 (as the same may be amended, modified, supplemented, extended or restated from time to time, collectively, the “Agreement”).

1.                                       Definitions.  As used in this Addendum, the following terms shall have the following meanings.  Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a.                                       “Applicable Margin” means one-half of one percent (0.50%) per annum.

b.                                      “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating to the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

c.                                       “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)                                  for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)                                  1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

d.                                      “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

e.                                       “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

f.                                         “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2.                                       Interest Rate.  Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3.                                       Payment of Interest.  Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first day of each month, until maturity (whether as stated herein, by acceleration, or otherwise).  In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum.  Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4.                                       Bank’s Records.  The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

5.                                       Default Interest Rate.  From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (2%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand.  In addition to the foregoing, a late payment charge equal to five percent (2%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement.  In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6.                                       Prepayment.  Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty.  Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid.  Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

7.                                       Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

a.                                       If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the

Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations hereunder or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower=s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction.  A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

b.                                      In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Obligations hereunder.  A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to the undersigned, shall be conclusive and binding for all purposes absent manifest error.

8.                                       Legal Effect.  Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9.                                       Conflicts.  As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK	NEUROMETRIX, INC.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT D

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness  (Exhibit A)

Permitted Investments  (Exhibit A)

Permitted Liens  (Exhibit A)

Reference	Description
Section 5.4	Cambridge Heart License Agreement
A non-exclusive, worldwide, royalty-free license agreement to the technology in order to make, have made, use, lease, sell and import Electrode Gel for use with our licensed products.

Prior Names  (Section 5.5)

Litigation  (Section 5.6)

Inbound Licenses  (Section 5.12)

EXHIBIT E

BORROWING BASE CERTIFICATE

Borrower: NeuroMetrix, Inc. Lender: Comerica Bank
Commitment Amount: $7,500,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of		$

2.	Additions (please explain on reverse)		$

3.	TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due	$
5.	Balance of 25% over 90 day accounts	$
6.	Concentration Limits
7.	Foreign Accounts (other than Eligible Foreign Accounts)	$
8.	Governmental Accounts	$
9.	Contra Accounts	$
10.	Demo Accounts	$
11.	Intercompany/Employee Accounts	$
12.	Other (please explain on reverse)	$
13.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$

14.	Eligible Accounts (#3 minus #13)		$

15.	LOAN VALUE OF ACCOUNTS (80% of #14)		$

CASH BALANCES
16.	Collected balances on deposit in accounts with Bank	$
17. Market value of readily marketable securities in Comerica Securities account while Control Agreement covers such Accounts		$
18.	TOTAL CASH BALANCES		$

CASH BALANCES DEDUCTIONS
19.	Principal balance of Advances outstanding		$

20.	Eligible Cash Balances (#18 minus #19)		$

21.	TOTAL LOAN VALUE OF ACCOUNTS AND CASH BALANCES (#15 plus #20)		$

BALANCES
22.	Maximum Loan Amount		$7,500,000
23.	Total Funds Available [Lesser of #22 or #21]		$
24. Present balance owing on Revolving Line (minus outstanding under Letter of Credit Sublimit)			$
25.	Outstanding under Sublimits (e.g., Letters of Credit)		$
26.	RESERVE POSITION (#23 minus #24 and #25)		$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement dated as of March 5, 2010 between the undersigned and Comerica Bank.

Dated on	NEUROMETRIX, INC.

By:

Name:

Its:

EXHIBIT F

COMPLIANCE CERTIFICATE

Borrower: NEUROMETRIX, INC.	Compliance Date: , 201

This Covenant Compliance Certificate is given in compliance with the Loan and Security Agreement dated as of March 5, 2010 made between Borrower and Comerica Bank (“Agreement”).  Capitalized terms used but not defined herein have the meanings given them under the Agreement.  Borrower represents and warrants that the information provided herein is true, complete and correct.

Borrower certifies to Comerica Bank as follows as of the Compliance Date:

A.                                   Tangible Net Worth.  On the Compliance Date, Borrower’s Tangible Net Worth was $                                 (and is required under the Agreement to be not less than $15,000,000 at the Compliance Date).

B.                                     Default.  No Default or Event of Default under any of the Loan Documents existed on the Compliance Date or exists as of the date of this Certificate.  [If a Default or Event of Default has occurred, attach a detailed explanation and Borrower’s plan and schedule for correction or remedy.]

C.                                     Financial Statements.  This Certificate accompanies Borrower’s financial statements dated as of the Compliance Date, which have been prepared in compliance with the requirements of the Agreement.  The undersigned certifies that (1) the financial statements are accurate and complete, (2) the undersigned has personally reviewed the Agreement, and (3) this Certificate is based on an examination in detail sufficient to assure that it is accurate.

Dated: , 201	NEUROMETRIX, INC.

By:
Name:
Title:

EXHIBIT G

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

DEBTOR	NEUROMETRIX, INC.

SECURED PARTY:	COMERICA BANK

All personal property of NeuroMetrix, Inc. (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)                                  all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software; but not including intellectual property), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b)                                 any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of March 5, 2010, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.